UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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☐	Preliminary Information Statement

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☑	Definitive Information Statement

LVIP BlackRock Inflation Protected Bond Fund

a series of Lincoln Variable Insurance Products Trust

(Name of Registrant As Specified In Its Charter)

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INFORMATION STATEMENT

Lincoln Variable Insurance Products Trust

LVIP BlackRock Inflation Protected Bond Fund

June 9, 2017

Dear Shareholder:

At a meeting of the Board of Trustees (the “Board”) of the Lincoln Variable Insurance Products Trust (the “Trust”), held on March 6, 2017 (the “Meeting”), the Board approved a sub-sub-investment advisory agreement (the “Sub-Sub-Investment Advisory Agreement”), on behalf of the LVIP BlackRock Inflation Protected Bond Fund (the “Fund”), between the Fund’s sub-adviser, BlackRock Financial Management, LLC (“BlackRock Financial”) and BlackRock International Limited (“BlackRock International”).

The Trust has received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission (“SEC”) permitting Lincoln Investment Advisors Corporation (the “Adviser”), subject to Board approval, including a majority of the Trustees who are not “interested persons” (“Independent Trustees”) of the Trust within the meaning of that term under the Investment Company Act of 1940, to enter into or materially amend the Fund’s investment sub-advisory agreements with sub-advisers without obtaining shareholder approval. Accordingly, approval of the Sub-Sub-Investment Advisory Agreement does not require a shareholder vote.

We are not asking you for a proxy, and you are requested not to send us a proxy,

with respect to this sub-adviser change. This document is for informational purposes only and you are not required to take any action.

As a condition of relying on the Order, the Adviser is required to furnish Fund shareholders with an Information Statement whenever a sub-sub-advisory agreement is entered into or materially amended. This Information Statement presents details regarding the Sub-Sub-Investment Advisory Agreement.

I.         Background

At the Meeting, the Adviser recommended and the Board, including all of the Independent Trustees, approved the Sub-Sub-Investment Advisory Agreement between BlackRock Financial and BlackRock International to be effective on March 13, 2017. Under the terms of the Sub-Sub-Investment Advisory Agreement, BlackRock Management makes investment decisions on behalf of the Fund and continuously reviews, supervises and administers the Fund’s investment program with respect to those assets allocated to BlackRock Financial and BlackRock International.

II.         Board Considerations on the Sub-Sub-Investment Advisory Agreement

On March 6-7, 2017, the Board met to consider, among other things, the approval of the Sub-Sub-Investment Advisory Agreement. The Independent Trustees reported that they had reviewed materials provided by LIAC, BlackRock Financial and BlackRock International prior to the meeting, and were advised by their independent legal counsel of their fiduciary duties pertaining to approval of Sub-Sub-Investment Advisory and the factors that they should consider in evaluating such agreement. The Independent Trustees and their independent legal counsel met separately from the “interested” trustee, Trust officers, as well as other members of management to consider the approval of the Sub-Sub-Investment Advisory Agreement. The Independent Trustees reported that they had considered, among others, the factors listed below and reached the following conclusions with respect to their recommendation to the Board of Trustees.

Based upon their review, the Board concluded that it was in the best interests of the Fund that the Sub-Sub-Investment Advisory Agreement be approved. In considering the approval of the Sub-Sub-Investment Advisory Agreement, the Board did not identify any single factor or group of factors as all-important or controlling and considered a variety of factors in their analysis including those discussed below. The Board did not allot a particular weight to any one factor or group of factors.

Sub-Sub-Investment Advisory Agreement

Nature, Extent and Quality of Services and Performance. In considering the approval of the Sub-Sub-Investment Advisory Agreement, the Board considered the nature, extent and quality of services to be provided by BlackRock International under the Sub-Sub-Investment Advisory Agreement. The Board considered that BlackRock International was proposed as a sub-sub-adviser to the Fund which would allow BlackRock Financial to add Chris Allen as a named portfolio manager of the Fund. Mr. Allen is located in BlackRock International’s United Kingdom office. BlackRock International, a subsidiary of BlackRock Financial, is a registered investment adviser domiciled in that country. The Board noted that BlackRock International provides sub-sub-advisory services to another fund in the Trust and that the Board had reviewed information regarding BlackRock International during the annual contract renewal process that was completed in September 2016. The Board concluded that the services to be provided by BlackRock International were expected to be satisfactory.

Sub-advisory Fee and Economies of Scale. The Board noted that the proposed sub-sub-advisory fee schedule would entail no additional fees to the Fund. The Board considered that BlackRock Financial would compensate BlackRock International from its fee and concluded the proposed sub-sub-advisory fee schedule was reasonable.

Profitability and Fallout Benefits. The Board considered that BlackRock Financial would compensate BlackRock International from its fee. The Board reviewed materials that had been previously provided by BlackRock International as to any additional benefits it receives and noted that BlackRock International stated that the engagement may raise its profile in the broker-dealer community, may increase analyst coverage for BlackRock Financial proprietary products and that research may be obtained with soft dollars.

Overall Conclusions

Based on all the information considered and conclusions reached, the Board determined that the terms of the Sub-Sub-Investment Advisory Agreement are fair and reasonable and that approval of the Sub-Sub-Investment Advisory Agreement is in the best interests of the Fund.

III.         The Sub-Sub-Investment Advisory Agreement

The Sub-Sub-Investment Advisory Agreement is dated March 13, 2017 and has an initial two-year term. Thereafter, continuance of the Sub-Sub-Investment Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.

Under the Sub-Sub-Investment Advisory Agreement, BlackRock Financial makes investment decisions on behalf of the Fund and continuously reviews, supervises and administers the Fund’s investment program with respect to those assets allocated to BlackRock Financial and BlackRock International. The Sub-Sub-Investment Advisory Agreement can be terminated at any time, without the payment of any penalty, by: (a) the vote of a majority of the Fund’s outstanding voting securities; (b) the Adviser or BlackRock Financial on at least sixty days’ written notice to BlackRock International; or (c) BlackRock Financial on at least sixty days’ written notice to the Adviser or BlackRock Financial. The Sub-Sub-Investment Advisory Agreement will also automatically terminate, without the payment of any penalty, in the event of its assignment, its delegation (unless the Adviser or BlackRock Financial has by prior written consent agreed to the delegation) or in the event the sub-advisory agreement between the Adviser and the BlackRock Financial terminates for any reason.

IV.	Information About BlackRock International

BlackRock International, which is located at Exchange Place One, 1 Semple Street, Edinburgh EH3 8BL, United Kingdom, is an affiliate of BlackRock Advisors, LLC, a wholly owned indirect subsidiary of BlackRock, Inc., one of the largest publicly traded investment management firms in the United States. BlackRock, Inc. is an affiliate of PNC Financial Services Group, Inc.

The following table provides the name and principal occupation of BlackRock International’s directors and executive officers. The address of each of the directors and executive officers is at Exchange Place One, 1 Semple Street, Edinburgh EH3 8BL, United Kingdom.

Name	Principal Occupation*
Blackrock Group Limited	Sole Shareholder of BlackRock International
Thomson, Colin Roy	Chief Financial Officer, Director
Charrington, Nicholas James	Director
Hall, Nicholas Charles Dalton	Director
Webb, Richard Michael	Director
Fishwick, James Edward	Director
Blumer, David Jakob	Director
De Freitas, Eleanor Judith	Director
Young, Margaret Anne	Director
Olson, Patrick Michael	Director, Chief Operating Officer
Handling, Erica Louise	General Counsel
McMahon, Enda Thomas	Chief Compliance Officer
Blumer, David Jakob	Chief Executive Officer
Damm, Rudolph Andrew	Director

Comparable Funds

Comparable Funds	Contractual Fee (including breakpoints)	Assets under Management March 31, 2017
Confidential Subadvised Fund	15bps on first $250m 11bps on next $250m 8bps on next $500m	$135,635,940.08

Payments of Commissions to Affiliated Brokers

As of April 1, 2017, BlackRock Financial and BlackRock International had the following affiliated brokers:

BlackRock Execution Services

BlackRock Investments, LLC

Harris Williams & Co.

PNC Capital Markets LLC

PNC Investments

Solebury Capital, LLC

The Fund did not pay any brokerage commissions to brokers affiliated with BlackRock Financial and BlackRock International for the fiscal year ended December 31, 2016.

V.         Purchases of BlackRock International’s Securities by Trustees

To the knowledge of the Fund, no Trustee currently has any material interest in security holdings or transactions or proposed transactions involving BlackRock International or any entity controlling, controlled by or under common control with BlackRock International.

VI.         Ownership of Shares

As of December 31, 2016, the Fund had 52,206,590 outstanding Standard Class shares and 79,256,028 outstanding Service Class shares. Because the Fund is an investment for variable annuity contracts and variable life insurance policies (“Variable Contracts”) offered by certain life insurance companies, the insurance companies are the record holders of the Fund’s shares. However, the owners of the Variable Contracts are the beneficial owners/shareholders because they direct the voting of the Fund’s shares. As of December 31, 2016, to the knowledge of the Fund, no beneficial owner/shareholder of the Fund’s shares owned 5% or more of the shares.

As of December 31, 2016, the Trustees and officers of the Trust, as a group, beneficially owned less than 1% of the Fund’s outstanding shares.

VII.         Other Information

Investment Adviser

The Adviser serves as the Fund’s investment adviser and is located at 150 North Radnor-Chester Road, Radnor, Pennsylvania 19087.

Principal Underwriter and Distributor

The Trust’s distributor, Lincoln Financial Distributors, Inc. (“LFD”), is located at 130 North Radnor-Chester Road, Radnor, Pennsylvania 19087. LFD is an affiliate of the Adviser. The Fund paid LFD $1,984,707 in 12b-1 fees for the fiscal year ended December 31, 2016.

Broker-Dealers Affiliated with the Adviser

The Adviser has the following affiliated brokers: Lincoln Financial Advisors Corporation, Lincoln Financial Distributors, Inc., and Lincoln Financial Securities Corporation. The Fund does not trade securities through any broker affiliated with the Adviser and as a result, the Fund did not pay any brokerage commissions to these brokers for the fiscal year ended December 31, 2016.

Administrator

The Trust’s administrator, Lincoln National Life Insurance Company (“Lincoln Life”), is located at 1300 S. Clinton St., Ft. Wayne, Indiana 46802. Lincoln Life is an affiliate of the Adviser. Lincoln Life does not receive fees for providing administrative services but is reimbursed for its own costs in providing such services. The Fund reimbursed Lincoln Life $97,763 for administration costs for the fiscal year ended December 31, 2016.

Householding

Only one copy of this Information Statement is mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. If you need additional copies of this Information Statement, or if you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Ft. Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton Street, Ft. Wayne, Indiana 46802 (express mail).

Annual and Semi-Annual Reports

Shareholders can obtain a copy of the Fund’s most recent Annual Reports and any Semi-Annual Report without charge, by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Ft. Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton Street, Ft. Wayne, Indiana 46802 (express mail).

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE

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